AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 23rd day of February, 2022 (the “Effective Date”), by and between EVO Payments International UK Ltd, a UK company, with address located at  1 Bartholomew Lane, London, England, EC2N 2AX (hereinafter referred to as “Company”), and Darren Wilson, located at Orchard Lea, Whilborough, Newton Abbot, Devon, UK, TQ12 5LP (hereinafter referred to as “Employee”).

This Agreement contains the particulars of the Employee’s employment for the purposes of section 1 of the Employment Rights Act 1996. The Company reserves the right to make amendments to the Employee’s terms and conditions from time to time and the Employee will be bound by amendments to his terms and conditions which are confirmed by the Company in writing. The terms and conditions set out in this Agreement are in addition to terms and conditions that may be set out in Company staff handbooks and any Company policies and procedures in force from time to time. Where there is any conflict between this Agreement and such staff handbooks, policies and procedures, this Agreement will prevail.

Employee and Company are parties to that certain Employment Agreement, dated January 1, 2015, as amended on April 1, 2018 (the “Original Agreement”).  This Employment Agreement amends and restates the Original Employment Agreement in its entirety.

In consideration of the mutual agreements contained in this document, the parties, intending to be legally bound, agree as follows:

1. Definitions and Interpretation.

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Employment Start Date” means 1 January 2015

“ERA” means the Employment Rights Act 1996

“Group” means the Company and the Group Companies

“Group Company” means any company which is for the time being a Subsidiary or Holding Company of the Company and any Subsidiary or Holding Company of any such Holding Company (and Group Companies shall be interpreted accordingly)

“Services” has the meaning assigned to it in Section 2.1

“Subsidiary” and “Holding Company” shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006

2. Position and Duties; Work Hours.

2.1. Position and Duties. Employee shall be employed by the Company as President - International and shall assume the duties inherent in such position, as well as such additional duties as may be added or removed by the Chief Executive Officer of EVO Payments, Inc. from time to time including duties in respect of any Group Company (collectively, the “Services”). Employee shall report directly to the Chief Executive Officer of EVO Payments, Inc. or his designee in providing the Services. The performance of such Services for any Group Company shall not establish any further employment or service relationship between the Employee and the relevant Group Company and Employee shall not be entitled to any additional compensation for any Services or work performed for any such Group Companies.

2.2. Work Hours. The Employee’s normal working hours are 9:00 am to 5:00 pm Monday to Friday (40 hours per week). Notwithstanding the preceding sentence, the Employee acknowledges and agrees that the Services to be performed hereunder require that Employee arrange his working time in accordance with the Company’s operational requirements and that he shall be required to work beyond regular working hours to meet such operational requirements. Employee further acknowledges and agrees that Employee shall not be entitled to any additional compensation in respect of such additional/different hours. The Employee agrees that for the purposes of the Working Time Regulations 1998, the 48 hour weekly working time limit shall not apply to his employment. The Employee may withdraw his agreement to this exclusion by giving the Company three (3) months’ written notice.

2.3. Additional Obligations. During the period of his employment hereunder (“Employment Period”), Employee shall devote his full business time and attention to the faithful performance of his duties to the business and affairs of the Company and any Group Company. Employee shall perform his duties, responsibilities and functions to the Company and any Group Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. During the Employment Period, Employee shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity competitive with the business of the Company or any of its Group Companies or where a conflict of interest may otherwise arise (including without limitation his obligations under the first two sentences of this Section 2.3) without the prior written consent of the Chief Executive Officer of EVO Payments Inc; provided that Employee may serve as an officer or director of or otherwise participate in educational, welfare, social, religious and civic organizations so long as such activities do not otherwise interfere with Employee’s provision of Services hereunder. Employee represents and warrants that he does not have any outstanding agreements or obligations that conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof.

3. Compensation and Benefits.

3.1. Base Compensation. During the Employment Period, the Company shall pay Employee base compensation equal to £300,000 (Three Hundred Thousand pounds) per annum (less statutory and other agreed deductions) or such higher rate as the Company may determine, in its sole discretion, from time to time (as adjusted from time to time, the “Base Compensation”). Employee’s Base Compensation shall be payable by bank transfer in equal monthly installments in accordance with the Company’s general payroll practices in effect from time to time.

3.2. The Company shall be entitled to deduct from Employee’s Base Compensation or other payments due to Employee any money which Employee may owe to the Company, including any sums in respect of any act or omission which causes the Company to occasion loss.

3.3. Bonus. Employee shall be eligible for an annual cash bonus award (“Bonus”) in an amount expected to be not less than a target bonus of one-hundred percent (100%) of Employee's then current Base Compensation (or such higher target bonus as the Board of EVO Payments, Inc., in its sole discretion, may determine from time to time). Employee acknowledges and agrees that any such Bonus is not guaranteed and is contingent upon Employee and the Group achieving the goals set forth in a management cash bonus plan ("Bonus Plan") to be adopted or amended by the Board from time to time. Other than with respect to Employee's target bonus percentage, Employee shall participate in the Bonus Plan on the same terms as other senior executives of the Group.

3.4. [RESERVED]

3.5. Pension Contribution. In lieu of participation in the Company provided pension plan, the Company shall provide the Employee with an allowance of 5% of gross monthly basic salary.

3.6. Private Health Insurance. The Employee shall be entitled to participate in the Company’s private health insurance scheme subject to: (i) the terms of that scheme, as amended from time to time; (ii) the rules or insurance policy of the relevant insurance provider, as amended from time to time; and (iii) the Employee and, if applicable, his spouse/partner and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable in its sole and absolute discretion. If the insurance provider refuses for any reason to provide private health insurance benefit to the Employee or his family, the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit and is not under a duty to commence proceedings against the insurer on behalf of the Employee. The existence of such a scheme and/or the provision of any benefits or rights in relation to them is without prejudice to the Company’s right to terminate the Employee’s employment at any time in accordance with the provisions of this agreement. The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee’s coverage and benefits under such scheme) at any time on reasonable notice to the Employee. If Employee ceases providing Services to the Company for any reason or a notice of termination is provided by either the Company or Employee under clause 7.2, the Employee shall automatically cease to be entitled to participate in or receive any benefits under the health insurance scheme described under this Section 3.6.

3.7. Other Benefits.

(a) The Company shall reimburse Employee for all reasonable, ordinary and necessary documented travel, entertainment and other out-of-pocket expenses that Employee incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements.

(b) If the Employee is absent from work for any reason, he must notify his supervisor of the reason for his absence as soon as possible but no later than noon on the first day of absence. For any period of absence due to sickness or injury which lasts for three consecutive days or more, a doctor’s certificate stating the reason for absence shall be obtained at the Employee’s own cost and supplied to his supervisor. Employee shall provide additional certificates if the absence continues for longer than the period of the original certificate. The Employee agrees to consent at any time to a medical examination (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor and with its advisers. Subject to compliance with all notification and certification requirements, Employee shall receive payment for certified sickness in accordance with the Company’s sick pay policy in force from time to time. Such payment shall be inclusive of any State benefit due in accordance with applicable legislation in force at the time of absence.

3.8. Location; Expenses. Employee’s primary office shall be in at the Employee’s home; provided, however, Employee shall be expected to travel weekly as needed to the Company’s other offices and locations, including European and U.S. locations, as necessary in connection with providing the Services. The Company shall reimburse Employee for all reasonable, ordinary and necessary documented travel, entertainment and other out-of-pocket expenses that Employee incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements and subject to the Employee providing such receipts or other appropriate evidence as the Company may require.

3.9. Mobile Phone. The Company shall provide a mobile phone for use by Employee in connection with his employment duties hereunder.

3.10. Holiday. Employee shall be entitled to thirty (30) days of paid annual leave each holiday year (being the calendar year) in addition to the Company’s holiday schedule in the UK subject to Employee providing reasonable notice to the Chief Executive Officer and such holiday being agreed in advance. Annual leave not taken during any calendar year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Employee’s annual leave entitlement will also be pro-rated in respect of any partial year of employment. On termination of the Employee’s employment, the Employee shall be entitled to be paid in lieu of accrued but untaken annual leave. If the Employee has taken more annual leave than his accrued entitlement at the date of termination, the Company shall be entitled to deduct the appropriate amount from any payments due to the Employee. The Company may require Employee to take any outstanding holiday entitlement during Employee’s notice period.

4. Indemnification; Insurance. The Company shall indemnify Employee pursuant to the terms of an indemnification agreement between EVO Payments, Inc. and Employee entered into in May 2018. In addition, during the Employment Period, the Company shall maintain customary directors’ and officers’ liability insurance for the benefit of Employee; such insurance to be on terms no less favorable than that provided for the benefit of other senior executives and directors of the Company.

5. Data Protection. Employee acknowledges that the Company will hold and process both electronically and manually “Personal Data” (i.e. the data it collects in relation to Employee in the course of Employee’s employment for the purposes of the Company’s administration and management of its employees and its business in line with the performance of this contract, the pursuit of legitimate interests and/or in order to comply with applicable laws and regulations in accordance with our International Privacy Statement, a copy of which Employee acknowledge receipt of and is available on the intranet). Employee shall comply with the personal data protection policy when handling personal data in the course of employment, including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours. Employee will also comply with the Company’s IT and communications systems policy or similar policies as notified to Employee from time to time.  Failure to comply with the personal data protection policy or any of the policies referred to above may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

6. Disciplinary and Grievance. The Company’s disciplinary and grievance procedures shall apply to the Employee and shall be made available to the Employee upon request. Whilst it is Company policy to observe its disciplinary procedure, strict observance of the procedure is not appropriate in all cases. Circumstances may warrant that the procedure is abridged or varied and the Company reserves the right to do so at any time. For the avoidance of doubt, the Company’s disciplinary and grievance procedures do not form part of the Employee’s contract of employment. The Company reserves the right to suspend the Employee at any time with pay pending a disciplinary investigation or pending the outcome of any disciplinary process (including any disciplinary appeals process). The Company reserves the right in case of the Employee’s infringement of its rules, policies, procedures or terms and conditions to demote, re-deploy and/or suspend the Employee with or without pay. If the Employee is suspended without pay as a disciplinary sanction, the period of suspension will vary in length at the Company’s discretion according to the gravity of the misconduct.

7. Term and Termination.

7.1. Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 7.2 (the “Termination Date”). For the purposes of the ERA, the Employee’s period of continuous employment began on the Employment Start Date.

7.2. Termination. The Employee’s employment may be terminated by either party giving to the other not less than 90 days prior written notice to the other party. Notwithstanding the preceding sentence, the Company reserves the right to terminate the Employee’s employment without notice or payment in lieu of notice if the Employee:

(a)	a material breach any of his obligations under this Agreement which Employee fails to cure within thirty (30) days following written notice from the Company,
(b)	any material act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act in performing Employee’s duties for the Company,
(c)	use of illegal drugs or alcohol to an extent which interferes with the performance of Employee’s duties to the Company,
(d)	repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to devote proper time and attention to the business of the Company as required under the terms of this Agreement after a written demand for proper time and attention is delivered to Employee by the Company which specifically identifies the manner in which the Company believes that Employee has not devoted proper time and attention to the business of the Company,
(e)	material and repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to carry out the directions, instructions, policies, rules, regulations or decisions of the Company after a written notice of such failure is delivered to Employee by the Company which specifically identifies the failure, or
(f)	conviction of a felony or any crime involving moral turpitude.

Termination by the Company for any of the reasons set out in Clauses 7.2 (a) to (f) shall be considered a termination for “Cause” for the purposes of this Clause 7.

7.3. Pay in Lieu of Notice. The Company has the discretion to terminate Employee’s employment lawfully without any notice (or part thereof), and in circumstances where such discretion is exercised, it will pay to Employee a sum equal to, but no more than, the Base Compensation in respect of that part of the period of notice which Employee has not worked, less any appropriate tax and other statutory deductions. The Company shall give Employee written notice of any termination under this Section 7.3 and such notice shall include confirmation of when the termination of Employee’s employment shall be effective. The payment shall be made to Employee within one month of the date upon which Employee’s employment terminates. Any such payment in lieu of notice shall be in full and final settlement of all and any claims which Employee has or may have arising from or in connection with his employment and/or its termination. Employee shall not be entitled to any holiday pay which may otherwise have accrued during what would have been the notice period. If the Company terminates Employee’s employment in accordance with this Section 7.3, all of Employee’s post termination obligations contained in this Agreement shall remain in force.

7.4. Post-Termination Restrictions. The Employee agrees that during his employment, in particular as a direct report of the Chief Executive Officer  of EVO Payments, Inc, and directly involved with and aware of the strategic direction of the Company as well as the international M&A and business development and integration strategy, he will receive confidential information, and will make, maintain and develop personal knowledge and influence over customers, clients, suppliers, staff and other third parties. Having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and any Group Company and that they do not bear harshly upon the Employee. For the purpose of this Section 7.4:

(a) “Key Person” shall mean any person who is an employee of or otherwise works for the Company or any Group Company and either:

(i)	to the Employee’s knowledge is, within the Prior Period a member of the senior management of the Company or any Group Company; or

(ii)

by reason of their knowledge of trade secrets or Confidential Information or knowledge of influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business which competes or proposes to compete with the Company or any Group Company and in both cases with which the Employee had personal dealings (other than in a non-material way) in the course of his employment during the Prior Period;

(b) “Prior Period” shall mean the period of 12 months immediately preceding the Termination Date.

(c) During the term of this Agreement and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly, in the European Economic Area and any new markets for which the Employee may become responsible for, work for or be employed or engaged by or be concerned or interested (except as the holder of any shares, stock or debentures which in aggregate do not exceed 3% of the total shares, stocks or debentures of a company quoted on any recognized stock exchange) in any merchant acquiring or other payments in competition with that part of the business of the Company or any Group Company with which the Employee was materially concerned, or for which the Employee had management responsibility, or in respect of which the Employee possessed significant Confidential Information in each case in the Prior Period.

(d) During the term of this Agreement and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly:

(i)

induce or attempt to induce any Key Person to leave the employ of, or cease to provide services to the Company or such Group Company, or in any way interfere with the relationship between the Company or any Group Company and any employee thereof; provided, however, the foregoing shall not prohibit Employee from making general solicitations by use of general advertisements not specifically targeted toward the Company or any of its Group Companies,

(ii)	hire, employ or engage for the provision of work or services any Key Person, other than any person responding to general solicitations permitted under the preceding clause (i), or

(iii)

induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Group Company to cease doing business with the Company or such Group Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Group Company.

7.5 Acceleration of Unvested Equity Grants Upon Termination.  In addition to and not in lieu of the other rights provided for in this Clause 7, upon termination of Employee’s employment, Employee’s unvested Awards under the Incentive Plan (as provided for in Employee’s applicable Award Agreements), or any other similar equity grants under any similar plan under which senior employees of the Group participate (“collectively, “Awards”), will vest and become exercisable and/or payable as follows:

(a)If (x) Employee’s employment is terminated at the election of Employee without Good Reason, (y) the Termination Date occurs on or after (I) the date Employee has attained the age of sixty (60) years and (II) the date in which Employee has completed at least ten (10) years of service with the Company under this Agreement (in each case, calculated in completed, whole years), and (z) Employee has provided the Company notice of such election not less than six (6) months prior to the Termination Date, then:

i.	with respect to Employee’s Awards that vest based solely upon the provision of services by Employee (“Time-Based Awards”), all such unvested Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;
ii.	with respect to Employee’s Awards that are subject to performance-based vesting conditions (“Performance-Based awards”), all such unvested Performance-Based awards in respect of completed performance periods as of the Termination Date will immediately and fully vest to the extent achieved under the applicable Award agreements; and
iii.	all Employee’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will vest at the discretion of the Committee.

(b)     If Employee’s employment is terminated at the election of the Company without Cause and the Termination Date occurs on or after (I) the date Employee has attained the age of sixty (60) years and (II) the date in which Employee has completed at least ten (10) years of service with the Company under this Agreement (in each case, calculated in completed, whole years), then:

i.	all Employee’s Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;
ii.	all Employee’s Performance-Based Awards in respect of completed performance periods as of the Termination Date will immediately and fully vest to the extent achieved under the applicable Award agreements; and
iii.	all Employee’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will vest at the discretion of the Committee.

(c)If Employee’s employment is terminated by Employee for Good Reason, then:

i.	all Employee’s Time-Based Awards will immediately and fully vest and, if applicable, become exercisable as of the Termination Date;
ii.	all Employee’s Performance-Based Awards in respect of completed performance periods as of the Termination Date, will immediately and fully vest to the extent achieved under the applicable Award agreements; and
iii.	all Employee’s unvested Performance-Based Awards for which the applicable performance period is incomplete as of the Termination Date will immediately and fully vest based on target performance.

(d)In this Clause 7.5:

“Incentive Plan” means that certain EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan.  “Award” and “Award Agreement” have the meanings ascribed thereto in the Incentive Plan.

“Committee” has the meaning ascribed thereto in the Incentive Plan.

“Good Reason” means the occurrence of any of the following events without Employee’s prior written consent (which consent may be withheld or granted by Employee in Employee’s sole discretion): (i) a material change in or diminution of the position, responsibilities or working conditions of Employee’s employment as of the date of the Employment Agreement, including any change in the Company’s reporting structure in which Employee no longer reports directly to the Chief Executive Officer of the Group, (ii) a relocation of Employee’s principal office to any office or location other than Employee’s home, or (iii) any reduction in Employee’s Base Compensation or target percentage under the Bonus Plan.  A termination by Employee shall not constitute termination for Good Reason unless (x) Employee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event), (y) the Company shall have thirty (30) days to cure, correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee (the “Cure Period”), and (z) if the Company has failed to cure, correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason, Employee actually resigns for Good Reason within thirty (30) days after the expiration of the Cure Period.  Good Reason shall not include Employee’s death or disability.

(e) This Clause 7.5 does not create any right to be granted further Awards under the Incentive Plan or to receive any other equity grants under any other plan under which senior employees of the Group participate, either at all or on any particular terms.

7.6	Termination at the Election of the Company without Cause or by Employee for Good Reason - Termination Payments.
(a)	In addition to and not in lieu of the other rights provided for in this Clause 7, upon termination of Employee’s employment by Employee for Good Reason (as defined in Clause 7.5) or by the Company other than for Cause, the Company shall, subject to the Employee entering into a settlement agreement on terms satisfactory to the Company including but not limited to terms pursuant to which the Employee agrees to waive any and all claims which he may have against the Company, the Group or any of its/ their officers, directors or employees, pay Employee (i) an amount equal to 100% of his annual then-current annual Base Compensation, subject to applicable tax and statutory deductions (the “Termination Payment”) and payable in accordance with Clause 7.6(b); and (ii) a one-time payment in an amount equal to £36,000, (thirty-six thousand pounds) to compensate for the loss of private medical coverage for him and his family, payable in a lump sum within sixty (60) days after the date of termination of employment and subject to applicable tax and statutory deductions.
(b)	The Termination Payment shall be payable in twelve (12) substantially equal monthly installments, commencing within sixty (60) days following the date of termination of employment.
(c)	Where the employment agreement has been terminated by Employee for Good Reason, the Company shall also pay Employee such amounts in respect of his 90 day notice period as would be payable under Clause 7.3 had the termination been made by the Company. The Parties agree that this payment would constitute a full payment in lieu of any pay and benefits he may have been entitled to during his notice period.

8. Confidential Information. Employee acknowledges that in providing Services under this Agreement, his duties include the preparation and development of proprietary materials for the Company and its Group Companies. Employee agrees that any materials developed by his during the course of providing Services hereunder shall be the property of the Company or the relevant Group Company, and the Company and the relevant Group Company will solely retain and own all rights in such materials. Employee further acknowledges that in connection with providing Services hereunder he has had and will have access to non-public information and materials concerning the business affairs of the Company and its Group Companies and its/their clients. Employee shall hold in strict confidence for the benefit of the Company and the Group all information, products, knowledge and data relating to or concerned with the Company’s and the Group’s operations, sales, finances, business, and affairs and the operations, sales, finances, business and affairs of its or their clients, and he shall not, at any time during the term of this Agreement or any time thereafter except in compliance with an order of a competent court, use, disclose or divulge (or cause or permit to be disclosed) any such. information, knowledge or data to any person, firm or corporation other than to the Company or relevant Group Company or its or their designees and employees or except as may otherwise be required in connection with the business and affairs of the Company and the Group; provided, however, that Employee may disclose or divulge such information, knowledge or data that (i) is or becomes generally available to the public through no wrongful act on Employee’s part, (ii) becomes available to Employee from a person or entity other than the Company or the Group or their respective employees or agents not under an obligation to keep such materials confidential, or (iii) to the extent required by law or valid legal process or information which the Employee is entitled to disclose under s.43A of ERA, however, Employee in such instance shall not produce or disclose and such confidential information without first providing the Company with prior notice thereof.

9. Company Policies and Procedures. Employee shall comply with all applicable Company policies and procedures (“Policies and Procedures”) as the same may be adopted, amended or promulgated by the Company or the Group from time to time. To the extent of any conflict between the terms of this Agreement and the Policies and Procedures, this Agreement shall prevail.

10. Company Property. Employee acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer software and hardware, memory sticks or other storage media, discs and tapes, data listings, codes, designs and drawings, equipment, keys, security passes and material whatsoever (including any emails, data or documents produced, maintained and/or stored by the Employee on the Company’s or the Employee’s computer systems or other electronic equipment) relating to the business of the Company or any Group Company and whether made or created by the Employee or otherwise (and any copies of the same):

(a) shall be and remain the property of the Company or the relevant Group Company;

(b) shall be handed over by the Employee to the Company or to the relevant Group Company on demand (or irretrievably deleted or destroyed at the request of the Company) and in any event on termination of employment or when the Employee is under notice of the termination of the Employee’s employment and the Employee shall certify that all such property has been handed over on request by the Company; and

(c) the Employee shall facilitate access by the Company’s IT team to any laptop or other computer hardware used by the Employee in connection with his employment to ensure the removal of any property of the Company and/or any Group Company.

11. Collective Agreements. There are no collective agreements which relate to the Employee’s employment.

12. Intellectual Property. Employee shall give us full written details of all inventions, documents, deliverables, software, systems designs, disks, tapes, and any other materials and of all works embodying Intellectual Property Rights made wholly or partially by Employee at any time during the course of Employeer employment with us which relate to, or are reasonably capable of being used in, the business of any Group Company (created whether or not during working hours or using Company premises or resources). Employee acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such inventions and works shall automatically, on creation, vest in us absolutely. To the extent that they do not vest automatically, Employee hold them on trust for us. Employee agree promptly to execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause 12. Employee hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which Employee have or will have in any existing or future works referred to in clause 12.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

14. Governing Law. This Agreement and Employee’s employment hereunder shall at all times and in all respects be English law and Employee agrees to submit to the jurisdiction of the English Courts in respect of any disputes arising in connection with this Agreement.

15. Assignment. The services and duties to be performed by Employee hereunder are personal and may not be assigned. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, and his heirs and representatives. The Company may assign this Agreement to a successor, a Group Company or a successor in interest to its activities, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Employee hereunder.

16. Waiver; Notices. Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions will not be construed as a waiver, nor will it deprive that party of the right to require strict compliance thereafter. Any notice, request, demand or other communication required or permitted to be given under this Agreement will be sufficient if delivered personally, or sent by overnight mail by a nationally recognized courier services at the address set forth in the preamble to this Agreement; provided, however, any notice, request, demand or other communication provided to the Company shall also include a copy sent to the Company at 10 Glenlake Parkway, Suite 950, Atlanta, Georgia, 30328, United States, Attention: General Counsel.

17. Amendments. Save as otherwise provided for herein, no amendment hereof, or waivers or releases of obligations or liabilities hereunder, will be effective unless agreed to in writing by the parties hereto.

18. Third party rights. The benefit of each agreement and obligation of the Employee under Section 7.5 (Post Termination Restrictions), 8 (Confidential information) and 10 (Company property) of this Agreement may be assigned to and enforced by the Company, any Group Company and/or all successors and assigns for the time being of the Company and any Group Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement. Save as provided for in this Section 17, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists or is available apart from that Act.

19. Complete Agreement; Survival. This Agreement embodies the complete agreement and understanding between Employee and the Company and supersedes and preempts any prior understandings, agreements or representation by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions set forth in clauses 5, 7.4, 7.5, 8, 10, 12, 13, 14, 15 and 16 of this Agreement shall survive any termination of this Agreement. Nothing in this clause will exclude or limit any liability for fraud.

Acknowledged and agreed to as of the 23rd day of February 2022.

EVO PAYMENTS INTERNATIONAL UK LTD

By:	/s/ Peter Cohen
Name:	Peter Cohen
Title:	Corporate Secretary

DARREN WILSON

/s/ Darren Wilson
Darren Wilson